Exhibit 4.5

LOAN AGREEMENT

THIS LOAN AGREEMENT (this “Loan Agreement”, or the “Agreement”) is made and entered this February 28, 2024 (the “Effective Date”), by and between I.M.C Holdings Ltd., an Israeli limited liability company, of Beit HaKshatot, Glil Yam, Israel 4690500  (the “Company” or “Borrower”) and Kadimastem Ltd., an Israeli limited liability company, of Pinchas Sapir 7, Weizmann Science Park, Nes-Ziona, Israel (“Lender”) (each of the Company and Lender may hereinafter be referred to as a “Party” and, collectively, the “Parties”).

WITNESSETH:

WHEREAS, the Company, the Lender and IM Cannabis Corp. (“IMCC”) have executed a certain Term-Sheet, dated February 13, 2024 (the “Term Sheet”) contemplating, inter-alia, (a) the consummation of a reverse triangular merger structure resulting in Lender becoming a wholly owned subsidiary of IMCC as the surviving entity, subject to the fulfillment of conditions precedent as shall be defined in the definitive agreement (the "Definitive Agreement" and the "Surviving Entity”, accordingly); and (b) the restructuring of the Company’s legacy business through certificates evidencing Contingent Value Rights (“CVR”) whereby  the respective proceeds from the sale of such  legacy business  shall subsequently be distributed to the shareholders of IMCC, as agreed upon in the Term Sheet and to be mutual further agreed in upon the Definitive Agreement (the "Transaction");

WHEREAS, for the purpose of addressing the working capital needs of the Company in connection with the foregoing disposition of assets and management of the CVR process (the “Purpose”), the Company may require to secure adequate financing, and Lender has agreed to provide such financing to the Company under the terms set forth herein;

NOW, THEREFORE, the Parties hereby agree with each other as follows:

1.	THE LOAN

1.1.	Provision of Loan. The Lender shall provide to the Company, an aggregate amount of up to US$650,000 (the “Principal Amount”), as follows:

1.1.1.	US$300,000 shall be wired to the Company up to five (5) days from the execution of this Agreement (the “First Drawdown”).

1.1.2.
The balance of up to US$350,000 shall be wired to the Company upon the execution of the definitive agreement(s) for the Transaction (the “Definitive Agreements”), provided however, that the Company shall, within three (3) business days prior to the execution of the Definitive Agreements, inform Lender in writing of the actual amount it desires to draw on account of such balance payment (the “Second Drawdown Request”).

1.1.3.
It is clarified that any amount not requested by the Company under the Second Drawdown Request shall be deemed as waived by Company, unless otherwise agreed upon in writing between the Borrower and Lender.

1.1.4.
For the purposes of this Loan Agreement, any reasonable costs, expenses and fees incurred by Lender for the purpose of securing repayment and/or otherwise foreclosing on the assets underlying the Security Interest (the “Expenses”), shall be deemed an amount accrued on account of the Loan Amount, provided that, insofar as the Expenses exceed NIS5,000, Lender agrees to solely seek collection of the outstanding Loan Amount (including Expenses), on account of the Personal Guarantee (as defined below), unless the Personal Guaranty is insufficient in which case the Lender may pursue collection from both.

1.2.
Interest. Any outstanding Principal Amount shall bear an interest in the rate of 9.00% (nine percent) compounded annually, calculated on a daily basis and on the basis of a 360-day year, as of the date in which such actual disbursement of fund was made to Company (the “Interest”, and together with the Principal Amount: the “Loan Amount”).

1.3.
Repayment; Maturity Date. Subject to the terms herein, each portion of the Principal Amount disbursed, plus Interest, shall become due and payable upon the date which is the first anniversary from the date in which such respective amount was disbursed to Company (the “Maturity Date”). The Principal Amount shall be repaid in full, together with all accrued and unpaid Interest, on the Maturity Date; provided, however, that the Company shall be entitled to prepay the Loan Amount or any portion thereof prior to the Maturity Date. Any repayment made hereunder shall first be deemed to be made on account of unpaid Interest accrued until the date of such repayment.

1.4.
Taxes. Subject to applicable law, all payments due to be made to the Lender under this Agreement, whether of principal, interest or otherwise, shall be made without deduction or withholding for, any taxes.

1.5.
Currency.  Any repayment made hereunder shall be in US$, unless otherwise agreed in writing by Lender. In such event, the US$:NIS exchange rate shall be the USD/ILS representative exchange rate published by the bank of Israel and known on date of actual repayment by Company.

1.6.	Collaterals. Concurrently with the execution of this Agreement, Borrower covenants to provide, and cause the relevant stakeholders to provide, the following collaterals (the “Security Interest”):

1.6.1.
10% of the proceeds derived from any operation sale under the CVR (“Charged Rights”) limited to the outstanding Loan Amount and Expenses. Accordingly, (i) The Borrower retains the option, at its sole discretion, to record a second-ranked fixed charge  over the Charged Rights or, alternatively, in case the existing pledges over the Charged Rights at the date of signing this Loan Agreement are subsequently discharged or removed, then the Borrower shall promptly record a first-ranking fixed charge over the Charged Assets with all applicable public records (ii) Borrower shall not, and shall not permit any person or entity, to impose any new lien, mortgage, charge or pledge over the Charged Rights that did not exist on the date hereof, and (iii) with respect to any future debt assumed by Borrower, Borrower shall cause that such debt shall be subordinated to Borrower’s rights in the Charged Rights.

1.6.2.
The Borrower shall use its best efforts to record a first-ranking fixed charge over the assets of its subsidiary, A.R Yarok Pharm Ltd, in due course when applicable and as deemed appropriate. A personal guarantee by IMCC’s major shareholder, Mr. Oren Shuster (the “Guarantor"), in the form attached hereto as Exhibit [x] (the “Personal Guarantee”) for the collection and recovery of any outstanding Loan Amount, along with any Expenses. Upon full and final payment by the Guarantor to the Lender, the Guarantor shall be subrogated to the rights of the Lender against the Borrower, and the Lender agrees to take such steps as the Guarantor may reasonably request, at the Guarantor's expense, to give effect to such subrogation.

1.6.3.	The Parties agree that, subject to Section 1.1.4, Lender shall first be obligated to seek repayment of the Loan Amount from the Company and its assets prior to foreclosing on the Personal Guarantee.

It is hereby agreed and undertaken that upon repayment of all amounts due hereunder (including cost of collection, as specified in section 1.6.3), the Security Interest created and/or to be established hereunder shall be automatically expired and be of no further force or effect without any further actions by the Lender.

2.	REPRESENTATIONS AND WARRANTIES

2.1	The Company hereby represents and warrants to the Lender that, the following representations are true and correct as of the date of this Agreement:

2.1.1.
Organization; Good Standing. The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Israel, and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Company has all requisite corporate power and authority to own and operate its property and assets and to execute and deliver this Loan Agreement.

2.1.2.
No Breach. The execution and delivery of this Loan Agreement and all transactions and instruments contemplated hereto and thereby (the “Loan Documents”), will not conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) the Company’s certificate of formation or other governing instruments of the Company, including but not limited to the Company’s limited liability company agreement, (ii) any judgment, order, writ, injunction, decree, or ruling of any court or governmental authority, domestic or foreign to which the Company is subject, (iii) any note, indenture, mortgage, agreement, contract, or instrument to which the Company is a party or by which it or any of its property is bound, or (iv) applicable law, statute, ordinance or regulation.

2.1.3.	Corporate Power and Qualification

2.1.3.1	All corporate action required to be taken by the Company in order to authorize the Company to enter into this Loan Documents has been taken prior to the Effective Date.

2.1.3.2
All actions on the part of the Company necessary for the execution and delivery of this Loan Documents and the performance of all obligations of the Company hereunder have been taken or will be taken prior to the date hereof.

2.1.3.3
The Loan Documents, when executed and delivered by the Company, shall constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with its respective terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally, or (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

2.1.4.
Governmental Consents and Filings. Save for, where applicable, the filing of all customary forms to any relevant stock exchange, no consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with state or local governmental authority is required on the part of the Company in connection with the consummation of the transactions contemplated by the Loan Documents.

2.1.5.
Litigation. Except for a Statement of Claim that was filed in the Ontario Superior Court of Justice in Canada by 35 Oak Holdings Ltd., MW Investments Ltd., 35 Oak Street Developments Ltd., Michael Wiener, Kevin Weiner, William Weiner, Liliy Ann Goldstein-Weiner, in their capacity as trustees of the Weiner Family Foundation against IMCC and some of its board of directors and officers, there is no action, suit, proceeding or investigation pending or, to the knowledge of the Company, currently threatened against the Company, IMCC or the Major Shareholder that would reasonably be expected to result, either individually or in the aggregate, in any material adverse change in the assets, condition, affairs or prospects of the Company, the Major Shareholder or IMCC, financially or otherwise, or any change in the current equity ownership of the Company or that questions the validity of this Agreement if the same were executed on this date or the right of the Company to enter into the Loan Agreement, nor is the Company aware that there is any basis for any of the foregoing.

2.1.6.
Taxes. Except as described in Schedule 2.1.6, there are no federal, state, local or foreign taxes due and payable by the Company which has not been timely paid, other than taxes which IMCC is reasonably contesting. There are no accrued and unpaid federal, state, local or foreign taxes of the Company which are due, whether or not assessed or disputed. Except as set forth in Schedule 2.16, there have been no examinations or audits of any tax returns or reports by any applicable federal, state, local or foreign governmental agency. The Company has duly and timely filed all federal, state, local and foreign tax returns required to have been filed by it, except as set forth in Schedule 2.1.6.

2.1.7.
Full Disclosure. The Company's representations and warranties made or contained in this Agreement do not contain any untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties, or other material not misleading in light of the circumstances in which they were made or delivered. To the best knowledge of the Company, there have been no events or transactions, or facts or information which have not been disclosed to the Lender or otherwise properly disclosed through IMCC public disclosure requirements with the Canadian Securities Exchange (CSE), which have or would reasonably be expected to have a material adverse effect on the Company or the properties, business, operations or financial condition of the Company.

2.1.8.
Reliance. The Company acknowledges that the Lender is entering into this Agreement (and each of the transactions to take place under it) upon the basis of, and in reliance on, the declarations, representations, and undertakings given by the Company in this Agreement.

2.2	Lender hereby represents and warrants to the Company the following:

2.2.1
Organization; Good Standing. The Lender is a limited liability company duly organized, validly existing and in good standing under the laws of the state of Israel and has all requisite corporate power and authority to carry on its business as presently conducted and as proposed to be conducted. The Lender has all requisite corporate power and authority to own and operate its property and assets and to execute and deliver this Loan Agreement.

2.2.2
Authorization. The execution, delivery, and performance of this Loan Agreement have been duly authorized by all necessary corporate or organizational action by the Lender; do not require the consent or approval or any other person, regulatory authority, court or governmental body and do not conflict with, result in a violation of, or constitute a default under any provision of (i) its articles of incorporation or organization or operating agreement, or (ii) any agreement or other instrument binding upon the Lender.

2.2.3
Binding Effect. The Loan Documents constitute the legally valid and binding obligation of the Lender, enforceable against the Lender in accordance with the terms herein, subject as to enforcement of remedies to applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting generally the enforcement of creditors’ rights and subject to a court’s discretionary authority with respect to the granting of a decree ordering specific performance or other equitable remedies.

2.2.4
No Breach. The execution and delivery of this Loan Documents will not conflict with, or result in a breach or violation of, any of the terms, conditions and provisions of: (i) the Lender’s governing corporate documents, (ii) any judgment, order, writ, injunction, decree, or ruling of any court or governmental authority, domestic or foreign to which the Lender is subject, (iii) any note, indenture, mortgage, agreement, contract, or instrument to which the Lender is a party or by which it or any of its property is bound, or (iv) applicable law, statute, ordinance or regulation to which Lender is bound by.

2.2.5
Financial Ability. The Lender has the financial capacity and ability to meet provide the First Drawdown as specified herein, and will have the financial capacity and liability to disburse the corresponding amount of the Second Drawdown Request upon and subject to the execution of the Definitive Agreement.

3.	EVENTS OF DEFAULT

3.1	Anything to the contrary notwithstanding, each of the following events, which remains uncured, shall constitute an event of default ("Event of Default") under this Agreement:

3.1.1	The Company’s failure to repay the Loan Amount on or before the Maturity Date, unless otherwise extended by the Borrower and Lender mutual written consent.

3.1.2
If an order or judgment is rendered in any suit against the Company, which substantially impairs the ability of the Company to perform any of its obligations under the Loan Documents and was not set aside within 45 days of their respective initiation (but in any event no later than the original Maturity Date).

3.1.3
If the Company or any of its subsidiaries (i) is adjudicated bankrupt or insolvent; (ii) is subject to adjustment, reorganization, freeze order, stay of proceedings (“Ikuv Halichim”) (or other similar remedy), protection from creditors, relief of debtors, an order for commencing proceedings ("Tzav le-Ptichat Halichim"), an order for financial rehabilitation ("Hafala Leshem Shikum Calcali") or an order for liquidation ("Tzav Piruk"); (iv) enters into a debt arrangement ("Hesder Chov"); (iii) files a voluntary petition in bankruptcy;; (v) makes a general assignment for the benefit of creditors; (vi) files  a  petition  or  answer  seeking  or  acquiescing  in  any  reorganization excluding for the purpose of the Transaction, management, readjustment, liquidation, dissolution, or arrangement or similar relief for itself, with creditors, administration or an arrangement (“hesder”) as such terms are understood under the Israeli Companies Law, 1999, or to take advantage of any law relating to bankruptcy, insolvency or other relief for debtors; (vii) files  an  answer  admitting  the  material   allegations   of  a  petition   filed  against  it in any bankruptcy, reorganization  or insolvency proceeding; or (viii) has been appointed over of a receiver or trustee or other authorized functionary ("baal tafkid"), as such term is understood under the Israeli Insolvency and Economic Rehabilitation Law, 2018;  (ix) takes such action for the purpose of effecting any of the foregoing;  then the Company shall have a curing period of 45 days from the occurrence of any of the events set forth above to cure such event of default to the satisfaction of the Lender, unless otherwise agreed between the parties.

3.1.4	Unless agreed in writing to the contrary by the Lender, the dissolution structure, merger, or consolidation or reorganization of the Company excluding for the purpose of the Transaction.

3.1.5
There shall have been breach or default of any representations, warranties, undertaking and/or covenants specified in the Loan Documents, and/or the “exclusivity” provision under the Term Sheet and/or the Definitive Agreement (other than that committed by the Lender), not cured within fourteen (14) days from receipt of notice thereof (to the extent such beach can be cured, without causing substantial harm to Lender).

3.1.6	Any termination, limitation or challenging of the validity of the Personal Guarantee.

3.2
Upon the occurrence and continuing of an Event of Default, the Lender shall have the right, in addition to any other rights or remedies at law or in equity, to accelerate and demand payment of all sums in relation to the outstanding Principal Amount and Interest.

3.3
Failure to exercise any of the remedies herein provided shall not constitute a waiver thereof by Lender, nor shall use of any such remedies prevent the subsequent or concurrent resort to any other remedy or remedies which shall be vested in Lender by this Agreement or at law or in equity. To be effective, any waiver by the Lender must be in writing and such waiver shall be limited in its effect to the condition or default specified therein; but no such waiver shall extend to any subsequent condition or default or impair any right consequent thereon.

4.	COMPANY COVENANTS AND LENDER RIGHTS

4.1
As long as any portion of the Loan Amount remains outstanding, without the prior written consent of the Lender, the Company shall not, and cause its subsidiaries not to, enter into, create, incur, assume or suffer to exist any new collaterals, security interest, liens and/or mortgages of any kind, on or with respect to any of its property or assets now owned or hereafter acquired or any interest therein or any income or profits therefrom (the “Liens”), except for Liens existing on the Effective Date (as extended under substantially similar terms), Liens for taxes, assessments and other governmental charges or levies not yet due or Liens for taxes, being contested in good faith and by appropriate proceedings for which adequate reserves were made, and/or Liens provided within the scope of leasehold agreements entered into within the ordinary course of business.

5.	MISCELLANEOUS.

5.1
No Third Party Beneficiaries. No part of the Loan Agreement will, at any time, be subject or liable to attachment or levy at the suit of any creditor of the Company or of any other party, or at the suit of any contractor, subcontractor, sub subcontractor or materialman, or any of their creditors.

5.2
Amendments in Writing. This Agreement may not be changed, waived, discharged, or terminated except by an instrument in writing duly executed by the party against which enforcement of such change, waiver, discharge, or termination is sought.

5.3
Notices. Notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the Party to be notified; (ii) on transmission when sent by facsimile or electronic mail if sent during normal business hours of the recipient and, if not, then on the first business day following such transmission, in each case, provided the sender did not receive an automatic delivery failure message following transmission; or (iii) fourteen (5) business days after having been sent by registered or certified mail, return receipt requested, postage prepaid. All communications shall be addressed to the parties' addresses set forth in the preamble to this Agreement or to such other address as either party may designate by written notice to the other Party.

5.4
No Assignment. Company shall have the right to assign any of its rights and obligations pursuant to this Agreement, without obtaining first the prior written consent of the Lender. Subject to the foregoing, this Agreement shall extend to, and bind, the Parties, their respective heirs, personal representatives, successors and assigns.

5.5
Delays or Omissions; Waiver. The rights of a Party may be waived by such Party only in writing and, specifically; the conduct of any one of the Parties shall not be deemed a waiver of any of its rights pursuant to this Agreement or as a waiver or consent on its part as to any breach or failure to meet any of the terms of this Agreement or as an amendment hereto. A waiver by a Party in respect of a breach by the other Party of its obligations shall not be construed as a justification or excuse for a further breach of its obligations. No delay or omission to exercise any right, power or remedy accruing to any Party upon any breach or default by the other under this Agreement shall impair any such right or remedy nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein or in any similar breach or default thereafter occurring.

5.6
Severability. The provisions of this Loan Agreement shall be deemed severable and the invalidity or unenforceability of any provision hereof will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Loan Agreement, as applied to any party or to any circumstance, is adjudged by a court or other governmental body not to be enforceable in accordance with its terms, the parties agree that the court or governmental body making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

5.7
Applicable Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with to the laws of the State of Israel, disregarding its conflict of laws rules. Any dispute arising under or in relation to this Agreement shall be resolved exclusively in the competent court located in Tel Aviv-Jaffa, Israel and each of the parties hereby irrevocably submits to the exclusive jurisdiction of such court.

5.8
Counterparts, Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. A signed Agreement received by a Party via facsimile or electronic mail will be deemed an original, and binding upon the Party who signed it.

[Intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

THE LENDER:

KADIMASTEM LTD.

___________________________
By:

THE COMPANY:
I.M.C HOLDINGS LTD.

___________________________
By: Oren Shuster and Eyal Fisher

THE GUARANTOR
Mr. Oren Shuster
__________________

[Loan Agreement - Signature Page]

Exhibit 2.1.6

1.
A Notice Of Objection (Excise Tax Act) for the assessment dated October 23,2023 was submitted for the period covered January 1, 2020- December 31, 2020. The assessment amount in question under the Notice Of Objection is $CAD 257,404.03.

2.
A Notice Of Objection (Excise Tax Act) for the assessment dated October 23,2023 was submitted for the period covered January 1, 2021- December 31, 2021. The assessment amount in question under the Notice Of Objection is $CAD 14,520.35.